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                                                                     Exhibit 2.1

[PRESTOLITE ELECTRIC LOGO]
   Prestolite Electric Incorporated          Financial Information Contacts:
   Corporate Headquarters                    Ken Cornelius, Vice President & CFO
   2311 Green Road                           Dennis Chelminski, Vice President &
   Ann Arbor, Michigan 48105                 Controller
       www.prestolite.com                    734-913-6600

                      Prestolite Electric Sells UK Facility

         Ann Arbor, Michigan (January 22, 2004) - Prestolite Electric Incorporated and its parent, Prestolite Electric Holding, Inc., announced that on January 15, 2004, Prestolite Electric Limited, the company's UK subsidiary, sold its manufacturing facility in Acton (London), England to Lemon Land (Larden
Road) Limited for (pound)26 million in cash, or approximately $47 million. The Acton facility had a book value of (pound)5.0 million ($9.0 million). In connection with the purchase, Prestolite retained the right to occupy the facility through the end of 2004.

         Prestolite intends to move some of the current production of the Acton facility to a facility to be leased in the London area, to transfer some of the production to other Prestolite facilities outside the United Kingdom and to discontinue other production (in-line pumps) during the second quarter of 2004. In-line pumps generated approximately (pound)5 million ($9 million) of Prestolite's sales in 2003. Redundancy payments and moving expenses associated with these changes are expected to total about (pound)6 million ($11 million). The restructuring of the company's operations in the United Kingdom is expected to be complete by the end of 2004.

         Separately, Prestolite announced the closing of its operation in South Africa. In 2003 the South African operation generated $6.5 million of sales to external customers, almost entirely in South Africa, but operated at a loss. While the manufacture of certain products formerly produced in South Africa is being transferred to other Prestolite locations, the company expects to retain little, if any, of its sales to customers in South Africa. In conjunction with this decision, Prestolite expects to record a write off of approximately $5 million. The sale of South African accounts receivable, inventory and fixed assets is expected to allow the South African subsidiary to cover cash closing costs, including $0.7 million in severance, and allow the subsidiary to meet its other financial obligations. Costs incurred in 2004 to transfer certain production to other Prestolite locations are expected to be about $0.3 million.

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                                           Prestolite Electric Sells UK Facility
                                                                          Page 2

         Although Prestolite has not yet announced its financial results for 2003, Prestolite expects to report $195 million of sales in 2003 (including those in South Africa), an increase of 17% from 2002.

         On May 8, 2003, Prestolite Electric Incorporated announced it had retained CIBC World Markets Corp. to assist in the potential sale of the company. Those efforts are ongoing.

         Prestolite Electric Incorporated is the operating subsidiary of Prestolite Electric Holding, Inc. Prestolite Electric Incorporated is a global manufacturer and distributor of alternators and starter motors. These are supplied under the Prestolite Electric, Leece-Neville, and Indiel brand names for original equipment and aftermarket application on a variety of vehicles and industrial equipment. Genstar Capital, ULC controls 97.5% of the outstanding shares, and management owns the balance.

         This release contains forward-looking statements that involve risks and uncertainties regarding the anticipated financial and operating results of the company, including statements regarding the estimated time and costs of restructuring the company's operations in the United Kingdom and the estimated time and costs of relocating the company's South African manufacturing operations. Such statements are only predictions and involve risks and uncertainties such that actual results and performance may differ materially. These and other risks are detailed from time to time in Prestolite's periodic reports that are filed with the Securities and Exchange Commission, including Prestolite's annual report on Form 10-K for the fiscal year ended December 31, 2002 and quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2003. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

                                      (end)